SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)         November 3, 2004
                                                         ----------------


                            EURONET WORLDWIDE, INC.
                            -----------------------
            (Exact name of Registrant as specified in its charter)

        Delaware                   0-22167                74-2806888
        --------                   -------                ----------
(State of Incorporation)  (Commission File Number)    (I.R.S. Employer
                                                    Identification Number)


                        4601 College Boulevard, Suite 300
                             Leawood, Kansas 66211
                             ---------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 (913) 327-4200
                                 --------------
              (Registrant's telephone number, including area code)


         (Former name or former address, if changed since last report)


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Item 1.01       Entry into a Material Definitive Agreement

Movilcarga Transaction

On November 3, 2004, Euronet Worldwide, Inc. ("Euronet") entered into, and simultaneously closed under, an Asset Purchase Agreement (the "Asset Purchase Agreement") with the Spanish company Meflur S.L. ("Meflur") under which Euronet purchased certain prepaid mobile phone top-up assets of Meflur that are operated under the tradename "Movilcarga" (the "Movilcarga Assets"). The Movilcarga Assets purchased include a network of POS terminals through which mobile phone time is distributed, contracts with retailers that operate the POS terminals, certain employees, and various operating contracts. In connection with the execution of the Asset Purchase Agreement, Euronet entered into a Service Agreement under which Meflur will provide certain administrative and support functions necessary to operate the Movilcarga business, a lease agreement for office space and a license agreement for technology used to process transactions.

To implement the transaction, Euronet purchased 80% of a non-operating Spanish subsidiary that acquired the assets of Movilcarga. Meflur will own the remaining 20%.

The purchase price for the Movilcarga Assets was euro 18 million payable in cash, plus additional payments that are payable in December 2006 and 2007 if certain financial goals are met. Of the euro 18 million initial price, euro 8 million, plus value added tax, was paid at closing and euro 10 million is payable on March 10, 2005, upon verification that certain revenue targets have been met. The additional payments are either payable in full in cash, or 50% in cash and 50% in Euronet common stock, valued at the average closing trading price of Euronet stock on the NASDAQ National Market for the 20 trading days before the payment. Based on projections of the financial results of the Movilcarga business over the next 24 months provided by Meflur, the additional payments have been estimated to be approximately $7.0 million to $10 million, but it may be lower or higher, depending upon actual results achieved.

In 2004, according to Movilcarga's unaudited financial information, the Movilcarga top-up business has experienced transaction growth of approximately 8% percent per quarter. Based on its most recent three-months' unaudited financial information, Movilcarga generated net revenue, on a recognition basis consistent with Euronet's other prepaid processing revenues, of approximately $3.5 million.

Euronet expects that the Movilcarga operations will contribute approximately $0.05 per share to its fully diluted earnings per share for the year 2005. This estimate is subject to refinement resulting from purchase price allocation and the related amortization, and it is based on current and projected financial performance of Movilcarga, as determined from financial information provided in the transaction.

Amendment of e-pay Acquisition Note

On February 19, 2003, Euronet purchased 100% of the shares of e-pay Limited. Approximately 6.9 million British pound sterling (GBP) of the purchase price was


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


in the form of non-convertible promissory notes, the form of which was included in Euronet's Form 8-K filed on March 6, 2003. On November 9, 2004, Euronet and holders of notes in the principal amount of 6.3 million GBP agreed to amend the terms of the promissory notes to extend the maturity date of the notes to August 18, 2005, to provide Euronet with the option of extending the maturity date for an additional six months to February 18, 2006 and to increase the interest rate on February 19, 2005 from 8% per annum to 10% per annum payable quarterly.

Item 8.01       Other Events

Repurchase of Notes/Redemption

On November 5, 2004, Euronet purchased $17 million of principal outstanding of its 12 3/8 Senior Discount Notes due July 2006 for a price of 1.02063 of face value.

Also on November 4, 2004, Euronet gave notice of redemption of the remaining principal outstanding of its 12 3/8 Senior Discount Notes due July 2006, which amounts to approximately $11.5 million. As a result of the notice, the bonds will be fully repaid on December 4, 2004.




                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to be signed on its behalf by the undersigned, hereunto duly authorized.

                               EURONET WORLDWIDE, INC.

Dated: November 9, 2004
                               By:  /s/ Rick L. Weller
                                   --------------------------------
                                   Rick L. Weller
                                   Chief Financial Officer



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